June 13, 2012

The Fresh Market Announces Pricing of Secondary Offering of Its Common Stock

GREENSBORO, N.C., June 13, 2012 (GLOBE NEWSWIRE) -- The Fresh Market, Inc. (Nasdaq:TFM), (the "Company"), a high growth specialty retailer of high-quality food products, today announced the pricing of a previously announced public offering of 10,033,141 shares of its common stock. The shares are being offered by certain existing stockholders at a public offering price of $50.50 per share. No shares of common stock are being offered by the Company in the offering and the Company will not receive any of the proceeds from this offering. In addition, certain selling stockholders have agreed to grant the underwrite for this offering an option to purchase an additional 1,504,971 shares of common stock.

Morgan Stanley & Co. LLC is acting as sole underwriter for this offering.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. You may obtain a copy of the preliminary prospectus supplement, the accompanying prospectus and the final prospectus supplement, when available, for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus for this offering may also be obtained, when available, from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by telephone at (866) 718-1649.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Fresh Market

The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service.

CONTACT:  Lisa K. Klinger

EVP-Chief Financial Officer

(336) 217-4070

lisaklinger@thefreshmarket.com